Exhibit 3.15

CERTIFICATE OF INCORPORATION

OF

WISE ALLOYS FINANCE CORPORATION

PURSUANT TO SECTION 102 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

First. The name of the Corporation is WISE ALLOYS FINANCE CORPORATION (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

Fifth. The name and address of the incorporator is Daniel Ralls, Esq., c/o Winston & Strawn, 200 Park Avenue, New York, New York 10166.

Sixth. Unless and to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Seventh. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation shall be authorized to make, alter, or repeal the Bylaws of the Corporation as and to the extent permitted therein.

Eighth. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the

Delaware General Corporation Law as then in effect. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on April 17, 2002.

/s/ DANIEL RALLS
Daniel Ralls , Esq. Sole Incorporator